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Theodore L. Press
Tel:  202.778.9025
Fax:  202.778.9100
tpress@kl.com


                                  June 2, 2000


Managed High Yield Fund Inc.
Managed High Yield Plus Fund Inc.
51 West 52nd Street
New York, New York 10019-6114


      Re:  Reorganization to Combine Two Maryland Corporations
           ---------------------------------------------------

Ladies and Gentleman:

      Managed High Yield Fund Inc. ("Target") and Managed High Yield Plus Fund Inc. ("Acquiring Fund"), each a Maryland corporation (each a "Fund" and collectively "Funds"), have requested our opinion as to certain federal income tax consequences of the proposed acquisition of Target by Acquiring Fund pursuant to an Agreement and Plan of Reorganization and Termination between them dated as of May 22, 2000 ("Plan"). Specifically, each Fund has requested our opinion --

            (1) that Acquiring Fund's acquisition of Target's assets in exchange solely for full and fractional shares of common stock of Acquiring Fund ("Acquiring Fund Shares"), plus cash in lieu of certain fractional shares, and Acquiring Fund's assumption of Target's liabilities, followed by Target's distribution of those full Acquiring Fund Shares pro rata to all its stockholders of record as of the Effective Time (as herein defined)
      ("Stockholders") plus (i) fractional Acquiring Fund Shares pro rata to the Stockholders that then participate in Target's
      Dividend Reinvestment Plan ("DRP Stockholders") and (ii) cash in lieu of any fractional shares pro rata to the Stockholders that are not DRP Stockholders ("Non-DRP Stockholders") constructively in exchange for the Stockholders' shares of common stock of Target ("Target Shares") (such transactions sometimes being referred to herein collectively as the "Reorganization"), will qualify as a reorganization within the meaning of section 368(a)(1)(C)[1] and each Fund will be "a party to a reorganization" within the meaning of section 368(b);


-------------------
    [1] All "section" references are to the Internal Revenue Code of 1986, as amended ("Code"), unless otherwise noted, and all "Treas. Reg. Sec." references are to the regulations under the Code ("Regulations").

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Managed High Yield Plus Fund Inc.
June 2, 2000
Page 2

            (2) that neither the Funds nor the Stockholders will recognize gain or loss on the Reorganization; and

            (3) regarding the basis and holding period after the Reorganization of the transferred assets and the Acquiring Fund Shares issued pursuant thereto.

      In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated March 30, 2000, that was furnished in connection with the solicitation of proxies by Target's board of directors for use at the special meeting of its stockholders held on April 24, 2000, and May 22, 2000 ("Proxy Statement"), (3) Acquiring Fund's most recent prospectus and statement of additional information, and (4) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of each Fund and the representations described below and made in the Plan (as contemplated in paragraph 6.6 thereof) (collectively, "Representations").


                                      FACTS
                                      -----

      Each Fund is registered with the Securities and Exchange Commission ("SEC") as a closed-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"). Each Fund has only a single class of shares, which can be purchased and sold only on the New York Stock Exchange.

      The Reorganization, together with related acts necessary to consummate the same ("Closing"), will take place on or about the date hereof. All acts taking place at the Closing will be deemed to take place simultaneously as of the close of business on the date thereof or at such other time as to which the Funds agree ("Effective Time").

      The Funds' investment objectives, policies, and restrictions (which are described in the Proxy Statement) are similar, the principal difference being Acquiring Fund's use of leverage and its greater flexibility in choosing the credit quality of its portfolio securities. Additionally, Acquiring Fund has a broader investment mandate than Target has. For the reasons, and after consideration of the factors, described in the Proxy Statement, each Fund's board of directors approved the Plan, subject to approval of Target's stockholders. In doing so, each board -- including a majority of its members who are not "interested persons" (as defined in the 1940 Act) of either Fund or Mitchell Hutchins Asset Management Inc., each Fund's investment adviser -- determined that (1) the Reorganization is in its Fund's best interests, (2) the terms of the Reorganization are fair and reasonable, and (3) the interests of its Fund's stockholders will not be diluted as a result of the Reorganization.

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Managed High Yield Plus Fund Inc.
June 2, 2000
Page 3

      The Plan, which specifies that it is intended to be, and is adopted as, a "plan of reorganization" within the meaning of the Regulations, provides in relevant part for the following:

            (1) The acquisition by Acquiring Fund of all assets, including all cash, cash equivalents, securities, receivables (including interest and dividend receivables), claims and rights of action, rights to register shares under applicable securities laws, books and records, deferred and prepaid expenses shown as assets on Target's books, and other property, owned by Target at the Effective Time (collectively "Assets"), in exchange solely for the following:

                  (a) the  number of full  Acquiring  Fund  Shares  plus
      (i) fractional Acquiring Fund Shares, rounded to the third decimal place, for DRP Stockholders and (ii) cash in lieu of any fractional shares with respect to Non-DRP Stockholders, the sum thereof determined by dividing the net value of Target (computed as set forth in paragraph 2.1 of the Plan) by the net asset value of an Acquiring Fund Share (computed as set forth in paragraph
      2.2 of the Plan), and

                  (b) Acquiring Fund's assumption of all of Target's liabilities, debts, obligations, and duties of whatever kind or nature, whether absolute, accrued, contingent, or otherwise, whether or not arising in the ordinary course of business, whether or not determinable at the Effective Time, and whether or not specifically referred to in the Plan (collectively "Liabilities"),

            (2) The constructive distribution of such Acquiring Fund Shares to the Stockholders, [2] and

-------------------
    [2] The Plan provides that, at the time of the Reorganization, the Target Shares will in effect be constructively exchanged for Acquiring Fund Shares, certificates for which will not then be issued. After the Effective Time, each holder of an outstanding certificate or certificates formerly representing Target Shares ("Old Certificate(s)") will be entitled to receive, on surrender of the certificate(s), a certificate representing the Acquiring Fund Shares distributable with respect to the Target Shares represented thereby. Although Old Certificates will be deemed for all purposes after the Effective Time to evidence ownership of Acquiring Fund Shares distributable with respect thereto in the Reorganization, until a holder of Old Certificate(s) surrenders them, no dividends payable to Acquiring Fund shareholders will be paid to that holder.

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Page 4

            (3)  The   termination  of  Target  as  soon  as  reasonably
      practicable after that distribution, but in all events within twelve months after the Effective Time.

      The distribution described in clause (2) will be accomplished by Acquiring Fund's transfer agent's opening accounts on Acquiring Fund's share transfer books in the Stockholders' names and transferring the Acquiring Fund Shares thereto. Each Stockholder's account will be credited with the respective pro rata number of full Acquiring Fund Shares plus (i) fractional Acquiring Fund Shares, rounded to the third decimal place, for DRP Stockholders and (ii) cash in lieu of any fractional shares for Non-DRP Stockholders.


                                 REPRESENTATIONS
                                 ---------------

      Target has represented and warranted to us as follows:
      ------

            (1) Target is a corporation that is duly organized, validly existing, and in good standing under the laws of the State of Maryland; and its Articles of Incorporation are on file with that state's Department of Assessments and Taxation;

            (2) Target is duly registered as a closed-end management investment company under the 1940 Act and is duly registered under the Securities Exchange Act of 1934, as amended ("1934 Act"), and such registrations will be in full force and effect at the Effective Time;

            (3) The Liabilities were incurred by Target in the ordinary course of its business and are associated with the Assets;

            (4) Target qualified for treatment as a regulated investment company under Subchapter M of the Code ("RIC") for each past taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it; and the Assets will be invested at all times through the Effective Time in a manner that ensures compliance with the foregoing;

            (5) Target is not under the jurisdiction of a court in a proceeding under Title 11 of the United States Code or similar case within the meaning of section 368(a)(3)(A); and

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June 2, 2000
Page 5


            (6) Not more than 25% of the value of Target's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers.

      Acquiring Fund has represented and warranted to us as follows:
      --------------

            (1) Acquiring Fund is a corporation that is duly organized, validly existing, and in good standing under the laws of the State of Maryland; and its Articles of Incorporation are on file with that state's Department of Assessments and Taxation;

            (2) Acquiring Fund is duly registered as a closed-end management investment company under the 1940 Act and is duly registered under the 1934 Act, and such registrations will be in full force and effect at the Effective Time;

            (3) No consideration other than Acquiring Fund Shares (and Acquiring Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

            (4) Acquiring Fund qualified for treatment as a RIC for each past taxable year since it commenced operations and will continue to meet all the requirements for such qualification for its current taxable year; it intends to continue to meet all such requirements for the next taxable year; and it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it;

            (5) Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization other than in the ordinary course of business pursuant to its Dividend Reinvestment Plan; nor does Acquiring Fund have any plan or intention to redeem or otherwise reacquire any Acquiring Fund Shares issued to the Stockholders pursuant to the Reorganization;

            (6) Following the Reorganization, Acquiring Fund (a) will continue Target's "historic business" (within the meaning of Treas. Reg. Sec. 1.368-1(d)(2)) and (b) will use a significant portion of Target's "historic business assets" (within the meaning of Treas. Reg. Sec. 1.368-1(d)(3)) in a business; furthermore, Acquiring Fund (c) has no plan or intention to sell or otherwise dispose of any of the Assets, except for dispositions made in the ordinary course of that business and

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Managed High Yield Plus Fund Inc.
June 2, 2000
Page 6


      dispositions  necessary  to  maintain  its  status  as a RIC,  and
      (d) expects to retain substantially all the Assets in the same form as it receives them in the Reorganization, unless and until subsequent investment circumstances suggest the desirability of change or it becomes necessary to make dispositions thereof to maintain such status;

            (7) There is no plan or intention for Acquiring Fund to be dissolved or merged into another corporation or a business trust or any "fund" thereof (within the meaning of section 851(g)(2)) following the Reorganization;

            (8) Immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and
      (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers; and

            (9) Acquiring Fund does not directly or indirectly own, nor at the Effective Time will it directly or indirectly own, nor has it directly or indirectly owned, at any time during the past five years, any shares of Target.

      Each Fund has represented and warranted to us as follows:
      ---------

            (1) The fair market value of the Acquiring Fund Shares received by each Stockholder will be approximately equal to the fair market value of its Target Shares constructively surrendered in exchange therefor;

            (2) Its management is unaware of any plan or intention of Stockholders to sell or otherwise dispose of (a) any portion of their Target Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. Sec. 1.368-1(e)(3)) to either Fund or (b) any portion of the Acquiring Fund Shares to be received by them in the Reorganization to any person related (within such meaning) to Acquiring Fund;

            (3) The Stockholders will pay their own expenses, if any, incurred in connection with the Reorganization;

            (4) Immediately following consummation of the Reorganization, Acquiring Fund will hold substantially the same assets and be subject to substantially the same liabilities that Target held or was subject to immediately prior thereto (in addition to the assets and liabilities Acquiring Fund then held or was subject to), plus any liabilities and expenses of the parties incurred in connection with the Reorganization;

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June 2, 2000
Page 7


            (5) The fair market value of the Assets on a going concern basis will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

            (6) There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

            (7) Pursuant to the Reorganization, Target will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Target immediately before the Reorganization. For the purposes of this representation, any amounts (a) paid to Stockholders who receive cash or other property (whether in lieu of fractional Acquiring Fund Shares or otherwise) and (b) used by Target to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982) will be included as assets held thereby immediately before the Reorganization;

            (8) None of the  compensation  received  by any  Stockholder who is an employee of or service provider to Target will be separate consideration for, or allocable to, any of the Target Shares held by such Stockholder; none of the Acquiring Fund Shares received by any such Stockholder will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the consideration paid to any such Stockholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

            (9) Cash is being  distributed  to the Non-DRP  Stockholders in lieu of fractional Acquiring Fund Shares solely to save Acquiring Fund the expense and inconvenience of issuing and transferring fractional shares to those Stockholders; that distribution does not represent separately bargained-for consideration in the Reorganization; the total cash consideration paid to those Stockholders instead of issuing fractional Acquiring Fund Shares will not exceed 1% of the total consideration that will be issued to them in exchange for their Target Shares; and the fractional share interests of the Stockholders will be aggregated, and no Stockholder will receive cash in an amount equal to or greater than the value of one full Acquiring Fund Share;

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Page 8


            (10) Immediately after the Reorganization, the Stockholders will not own shares constituting "control" (within the meaning of section 304(c)) of Acquiring Fund; and

            (11) Neither Fund will be reimbursed for any expenses incurred by it or on its behalf in connection with the Reorganization unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187).


                                     OPINION
                                     -------

      Based solely on the facts set forth above, and conditioned on the Representations being true at the Effective Time and the Reorganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

            (1) Acquiring Fund's acquisition of the Assets in exchange solely for full and fractional Acquiring Fund Shares (plus cash in lieu of certain fractional Acquiring Fund Shares) and Acquiring Fund's assumption of the Liabilities, followed by Target's distribution of those full Acquiring Fund Shares pro rata to all Stockholders, those fractional Acquiring Fund Shares pro rata to the DRP Stockholders, and that cash pro rata to the Non-DRP Stockholders, constructively in exchange for their Target Shares, will qualify as a reorganization within the meaning of section 368(a)(1)(C), and each Fund will be "a party to a reorganization" within the meaning of section 368(b);

            (2) Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares (plus cash in lieu of certain fractional Acquiring Fund Shares) and Acquiring Fund's assumption of the Liabilities or on the subsequent distribution of those shares and cash to the Stockholders in constructive exchange for their Target Shares;

            (3) Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares (plus cash in lieu of certain fractional Acquiring Fund Shares) and its assumption of the Liabilities;

            (4) Acquiring Fund's basis for the Assets will be the same as Target's basis therefor immediately before the Reorganization, and Acquiring Fund's holding period for the Assets will include

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Page 9


      Target's holding period therefor;

            (5) A Stockholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares, plus cash in lieu of a fractional Acquiring Fund Share where appropriate, pursuant to the Reorganization, except with respect to such cash; and

            (6) A Stockholder's aggregate basis for the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis for the Target Shares it constructively surrenders in exchange for those Acquiring Fund Shares, decreased by any cash it receives, and increased by any gain it recognizes, on the exchange; and its holding period for those Acquiring Fund Shares will include its holding period for those Target Shares, provided the Stockholder holds them as capital assets at the Effective Time.

      Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect our opinion; we assume no responsibility to update our opinion with respect to any such change or modification. Our opinion also is applicable only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Our opinion is solely for the addressees' information and use and may not be relied on for any purpose by any other person without our express written consent.


                                    ANALYSIS
                                    --------

I. THE REORGANIZATION WILL QUALIFY AS A C REORGANIZATION, AND EACH FUND WILL BE A PARTY TO A REORGANIZATION.
      ---------------------------------------------------------------

      A.    Each Fund is a Corporation.
            --------------------------

      A reorganization under section 368(a)(1)(C) (a "C Reorganization") involves the acquisition by one corporation, in exchange solely for all or a part of its voting stock, of substantially all of the properties of another corporation. For a transaction to qualify under that section, therefore, both entities involved therein must be corporations; each Fund is a Maryland corporation.


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      B.    Transfer of "Substantially All" of Target's Properties.
            ------------------------------------------------------

      For an acquisition to qualify as a C Reorganization, the acquiring corporation must acquire "substantially all of the properties" of the transferor corporation in exchange solely for all or part of the acquiring corporation's stock. For purposes of issuing private letter rulings, the Service considers the transfer of at least 90% of the fair market value of the transferor's net assets, and at least 70% of the fair market value of its gross assets, held immediately before the reorganization to satisfy the "substantially all" requirement. Rev. Proc. 77-37, 1977-2 C.B. 568. The Reorganization will involve such a transfer. Accordingly, we believe that the Reorganization will involve the transfer to Acquiring Fund of substantially all of Target's properties.

      C.    Qualifying Consideration.
            ------------------------

      The acquiring corporation in an acquisition intended to qualify as a C Reorganization must acquire at least 80% (by fair market value) of the transferor's property solely for voting stock. Section 368(a)(2)(B)(iii). The assumption of liabilities by the acquiring corporation or its acquisition of property subject to liabilities normally is disregarded (section 368(a)(1)(C)), but the amount of any such liabilities will be treated as money paid for the transferor's property if the acquiring corporation exchanges any money or property (other than its voting stock) therefor. Section 368(a)(2)(B). Although Acquiring Fund will transfer to Target some cash (in lieu of certain fractional Acquiring Fund Shares), in addition to Acquiring Fund Shares, in exchange for the Assets, the payment of cash to the Non-DRP Stockholders in lieu of those fractional shares will not violate the solely-for-voting-stock requirement (see Rev. Rul. 66-365, 1966-2 C.B. 116) and will be treated as if those shares were distributed as part of the Reorganization and then redeemed by Acquiring Fund (see, e.g., Priv. Ltr. Ruls. 200021018-019 (Feb. 17, 2000), 200016015-016 (Jan.
21, 2000),  9823018 (Mar. 5, 1998),  and  9703017-019 (Oct. 15 and 17, 1996)[3].
Because Acquiring Fund thus will be treated as exchanging only Acquiring Fund Shares for the Assets, we believe that the Reorganization will satisfy the solely-for-voting-stock requirement to qualify as a C Reorganization.




-------------------
    [3] Although, under section 6110(k)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. CF. ROWAN COMPANIES, INC. V. COMMISSIONER, 452 U.S. 247 (1981).


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      D.    Distribution by Target.
            ----------------------

      Section 368(a)(2)(G)(i) provides that a transaction will not qualify as a C Reorganization unless the corporation whose properties are acquired distributes the stock it receives and its other property pursuant to the plan of reorganization. Under the Plan -- which we believe constitutes a "plan of reorganization" within the meaning of Treas. Reg. Sec. 1.368-2(g) -- Target will distribute all the Acquiring Fund Shares it receives to the Stockholders in constructive exchange for their Target Shares; as soon as is reasonably practicable thereafter, Target will be terminated. Accordingly, we believe that the requirements of section 368(a)(2)(G)(i) will be satisfied.

      E.    Requirements of Continuity.
            --------------------------

      Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation -- defined in the Regulation as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. Sec. 1.368-1(d) ("continuity of business enterprise") and (2) a continuity of interest as described in Treas. Reg. Sec. 1.368-1(e) ("continuity of interest").

            1.    Continuity of Business Enterprise.
                  ---------------------------------

      To satisfy the continuity of business enterprise requirement of Treas. Reg. Sec. 1.368-1(d)(1), the issuing corporation must either (i) continue the target corporation's "historic business" ("business continuity") or (ii) use a significant portion of the target corporation's "historic business assets" in a business ("asset continuity").

      While there is no authority that deals directly with the continuity of business enterprise requirement in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was a RIC that invested exclusively in municipal bonds. P acquired the assets of T in exchange for P common stock in a transaction that was intended to qualify as a C Reorganization. Prior to the exchange, T sold its entire portfolio of corporate stocks and bonds and purchased a portfolio of municipal bonds. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and (2) the failure of P to engage in the business of investing in corporate stocks and bonds after the exchange caused the transaction to lack business continuity as well.

      The Funds' investment objectives, policies, and restrictions are similar, the principal difference being Acquiring Fund's use of leverage and its greater flexibility in choosing the credit quality of its portfolio securities.
Moreover,  after  the  Reorganization,  Acquiring  Fund,  which  has  a  broader

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investment mandate than Target has, will continue Target's  "historic  business"
(within the meaning of Treas. Reg. Sec. 1.368-1(d)(2)). Accordingly, there will be business continuity.

      Acquiring Fund not only will continue Target's historic business, but it also will use in that business a significant portion of Target's "historic business assets" (within the meaning of Treas. Reg. Sec. 1.368-1(d)(3)). Accordingly, there will be asset continuity as well.

      For all the foregoing reasons, we believe that the Reorganization will satisfy the continuity of business enterprise requirement.

            2.    Continuity of Interest.
                  ----------------------

      Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the issuing corporation . . . ." That section goes on to provide that "[h]owever, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

      For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former stockholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation.[4] Shares of both the target and acquiring


-------------------
    [4] Rev. Proc.  77-37,  supra;  but see Rev.  Rul. 56-345,  1956-2 C.B.  206
(continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed to allow investment in a third RIC); see also Reef Corp. v. Commissioner, 368 F.2d 125 (5th Cir. 1966), cert. denied, 386 U.S. 1018 (1967) (a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(1)(F) ("F Reorganization"), even though only 52% of the transferor's Stockholders would hold all the transferee's stock); Aetna Casualty and Surety Co. v. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39%
minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's Stockholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new Stockholders in a public underwriting immediately after the transfer).
                                                        (continued on next page)

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corporations held by the target corporation's  stockholders that are disposed of before or after the transaction will be considered in determining satisfaction of the 50% standard. No minimum holding period for shares of an acquiring
corporation   is  imposed   under  the  Code  on  the   acquired   corporation's
stockholders.   Rev.  Rul.  66-23,  1966-1  C.B.  67,  provides  generally  that
"unrestricted rights of ownership for a period of time sufficient to warrant the conclusion that such ownership is definite and substantial" will suffice and that "ordinarily, the Service will treat five years of unrestricted . . . ownership as a sufficient period" for continuity of interest purposes. A
preconceived  plan  or  arrangement  by  or  among  an  acquired   corporation's
stockholders  to dispose of more than 50% of an acquiring  corporation's  shares
could  be  problematic.   Stockholders   with  no  such   preconceived  plan  or
arrangement, however, are basically free to sell any part of the shares received by them in the reorganization without fear of breaking continuity of interest, because the subsequent sale will be treated as an independent transaction from the reorganization.

      There is no plan or intention of Stockholders to sell or otherwise dispose of (1) any portion of their Target Shares before the Reorganization to any person "related" (within the meaning of Treas. Reg. Sec. 1.368-1(e)(3)) to either Fund or (2) any portion of the Acquiring Fund Shares to be received by them in the Reorganization to any person related (within that meaning) to Acquiring Fund.

      Accordingly,   we  believe  that  the  Reorganization   will  satisfy  the
continuity of interest requirement.

      F.    Business Purpose.
            ----------------

      All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in Gregory v. Helvering, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. Sec.Sec. 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a bona fide business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.


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      G.    Satisfaction of Section 368(a)(2)(F).
            ------------------------------------

      Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its stockholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

      (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

      (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv). Each Fund will meet the requirements to qualify for treatment as a RIC for its respective current taxable year and will satisfy the foregoing percentage tests. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as a C Reorganization with respect to either Fund.

      For all the foregoing reasons, we believe that the Reorganization will qualify as a C Reorganization.

      H.    Each Fund Will Be a Party to a Reorganization.
            ---------------------------------------------

      Section 368(b)(2) provides, in pertinent part, that in the case of a reorganization involving the acquisition by one corporation of properties of another -- and Treas. Reg. Sec. 1.368-2(f) further provides that if one corporation transfers substantially all its properties to a second corporation in exchange for all or a part of the latter's voting stock (i.e., a C Reorganization) -- the term "a party to a reorganization" includes each corporation. Pursuant to the Reorganization, Target is transferring all its properties to Acquiring Fund in exchange for Acquiring Fund Shares. Accordingly, we believe that each Fund will be "a party to a reorganization."


II.   Target Will Recognize No Gain or Loss.
      -------------------------------------

      Section 361(a) provides that no gain or loss shall be recognized to a corporate party to a reorganization that exchanges property, pursuant to the plan of reorganization, solely for stock or securities in another corporate party to the reorganization. Section 361(b)(1)(A) provides that if section 361(a) would apply to an exchange but for the fact that the property received in

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the  exchange  consists not only of such stock or  securities  but also of other property or money, then no gain shall be recognized to the corporation from the exchange if it distributes that other property or money pursuant to the plan of reorganization. Section 361(c) provides in general that no gain or loss shall be recognized to a corporate party to a reorganization on the distribution to its shareholders of property pursuant to the plan of reorganization. (Such a distribution is required by section 368(a)(2)(G)(i) for a reorganization to qualify as a C Reorganization.) Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

      Section  357(a)  provides in  pertinent  part that,  except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a bona fide business purpose.

      As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Target will exchange the Assets solely for full and fractional Acquiring Fund Shares (plus cash in lieu of certain fractional Acquiring Fund Shares) and Acquiring Fund's assumption of the Liabilities and then will be terminated pursuant to the Plan, distributing those full Acquiring Fund Shares pro rata to all Stockholders, those fractional Acquiring Fund Shares pro rata to DRP Stockholders, and that cash pro rata to the other Stockholders in constructive exchange for their Target Shares. See Rev. Rul. 56-345, supra. As also noted above, it is our opinion that the Reorganization is being undertaken for bona fide business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Acquiring Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Target will recognize no gain or loss on the Reorganization.[5]


-------------------
    [5] Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Stockholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

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III.  Acquiring Fund Will Recognize No Gain or Loss.
      ---------------------------------------------

      Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for its stock. Acquiring Fund will issue Acquiring Fund Shares to Target in exchange for the Assets, which consist of money and securities. Accordingly, we believe that Acquiring Fund will recognize no gain or loss on the Reorganization.


IV. Acquiring Fund's Basis for the Assets Will Be a Carryover Basis, and Its Holding Period Will Include Target's Holding Period.
      -----------------------------------------------------------------

      Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Target will recognize no gain on the Reorganization. Accordingly, we believe that Acquiring Fund's basis for the Assets will be the same as Target's basis therefor immediately before the Reorganization.

      Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the transferor held the property. As noted above, it is our opinion that Acquiring Fund's basis for the Assets will be a carryover basis. Accordingly, we believe that Acquiring Fund's holding period for the Assets will include Target's holding period therefor.


V. A Stockholder Will Recognize No Gain or Loss, except with respect to Cash Received in Lieu of Fractional Shares.
      --------------------------------------------------------------------

      Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Stockholders will receive for their Target Shares full Acquiring Fund Shares plus (1) fractional Acquiring Fund Shares in the case of DRP Stockholders and (2) cash in lieu of any fractional shares in the case of Non-DRP Stockholders. As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Although Acquiring Fund will not issue certificates representing Acquiring Fund Shares in connection with the Reorganization, Old Certificates will be deemed for all purposes after the Effective Time to evidence ownership of the Acquiring Fund Shares distributable with respect thereto in the Reorganization and holders thereof will be entitled to receive, on surrender

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thereof,  certificates representing those Acquiring Fund Shares. Accordingly, we believe that a DRP Stockholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization.

      In addition to receiving full Acquiring Fund Shares, Non-DRP Stockholders will receive cash in lieu of fractional Acquiring Fund Shares. Cash is being distributed to the Non-DRP Stockholders in lieu of fractional Acquiring Fund Shares solely to save Acquiring Fund the expense and inconvenience of issuing and transferring fractional shares to those Stockholders; that distribution does not represent separately bargained-for consideration in the Reorganization; the total cash consideration paid to those Stockholders instead of issuing fractional Acquiring Fund Shares will not exceed 1% of the total consideration that will be issued to them in exchange for their Target Shares; and the Stockholders' fractional share interests will be aggregated, and no Stockholder will receive cash in an amount equal to or greater than the value of one full Acquiring Fund Share. Under these circumstances, the payments of cash to the Non-DRP Stockholders in lieu of fractional shares will be treated as distributions in full payment for those fractional shares under section 302(a), with the result that a Non-DRP Stockholder will have short- or long-term capital gain or loss to the extent the cash it receives differs from its basis allocable to its redeemed fractional share. See Rev. Rul. 66-365, supra; Rev. Proc. 77-41, 1977-2 C.B. 574; and the private letter rulings cited under I.C. above. Accordingly, we believe that a Non-DRP Stockholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares and cash in lieu of a fractional Acquiring Fund Share pursuant to the Reorganization, except as stated in the preceding sentence with respect to that cash.


VI.   A Stockholder's Basis for Acquiring Fund Shares Will Be a
      Substituted Basis, and its Holding Period therefor Will Include its Holding Period for its Target Shares.
      ----------------------------------------------------------------

      Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange (a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as a C Reorganization and, under section 354, a Stockholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares, and cash in lieu of a fractional Acquiring Fund Share where appropriate, pursuant to the Reorganization, except with respect to that cash. No property will be distributed to the Stockholders pursuant to the Reorganization other than

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Acquiring   Fund  Shares  and  that  cash.   Accordingly,   we  believe  that  a
Stockholder's   basis  for  the  Acquiring   Fund  Shares  it  receives  in  the
Reorganization will be the same as the basis for the Target Shares it constructively surrenders in exchange for those Acquiring Fund Shares, decreased by any cash it receives, and increased by any gain it recognizes, on the exchange.

      Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a capital asset (as defined in section 1221) in the taxpayer's hands at the time of the exchange. See Treas. Reg. Sec. 1.1223-1(a). As noted above, it is our opinion that a Stockholder will have a substituted basis for the Acquiring Fund Shares it receives in the Reorganization. Accordingly, we believe that a Stockholder's holding period for the Acquiring Fund Shares it receives in the Reorganization will include its holding period for the Target Shares it constructively surrenders in exchange for those Acquiring Fund Shares, provided the Stockholder holds them as capital assets at the Effective Time.

                                          Very truly yours,

                                          KIRKPATRICK & LOCKHART LLP


                                             /s/Theodore L. Press
                                          By ----------------------------
                                                Theodore L. Press